Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION INDICATED BY “[***]” HAS BEEN OMITTED FROM

THE FILED COPY OF THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND

(II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXCLUSIVE

DISTRIBUTORSHIP AGREEMENT

THIS DISTRIBUTOR AGREEMENT (this Agreement) is entered into as of April 24, 2026, by and between Clovis Davis Pharmaceuticals, LLC., a Delaware Limited Liability Company, (hereinafter “Distributor”), located at 2518 Burnsed Blvd., Ste 610, The Villages, FL 32163 and Evofem Biosciences, Inc., a Delaware corporation (hereinafter “Evofem”) located at 12636 High Bluff Dr. #400, San Diego, CA 92130.

RECITALS

A.	Evofem is the manufacturer and seller of the pharmaceutical Products (as defined below) which it markets and sells through various distribution arrangements.

B.	The Distributor is a distributor of pharmaceutical and related products.

C.	Evofem and Distributor (“the Parties”) have agreed to enter into this Agreement for the purpose of establishing an exclusive supply and distribution Agreement between them for the Products in the territory (“the Territory”) described in Item 7 - The Territory of Schedule A.

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1	In this Agreement, the following words and phrases are defined as follows:

“Agreement” means this Distribution Agreement and includes all schedules and amendments to this Agreement.

“Approval” means all permits, licenses or approvals required from time to time to sell or distribute the Products in the Territory.

“Confidential Information” means all of the following: (a) the trade secrets of the Parties; (b) the names of all past, present, and prospective employees of such Party; and (c) the Party’s past, present, and prospective systems, methods and procedures used in the operation of such Party’s business; (d) any other oral, written, electronic and/or recorded non-public information of any Party’s business, products, financial condition, operations, assets or liabilities; (e) any documentary information that is marked “Confidential”, “Private”, “Secret”, “In Confidence” or “Not to be disclosed”; (f) all notes, analyses, summaries, compilations, studies projections, forecasts budgets, price list or records of any Party that is marked confidential or which by its nature is confidential.

Confidential Information excludes information that is: (a) publicly available other than as a result of a wrongful disclosure by the receiving party; (b) independently acquired or developed by a Party without breach of this Agreement; or (c) available to a Party on a non-confidential basis from a third person not bound by any confidentiality agreement or fiduciary obligation owed to the other Party.

“Consumer” means any individual, business, or entity that purchases or may purchase the Products for end use or resale within the Territory. This definition excludes wholesalers or distributors unless otherwise specified.

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“Deliver/Delivery” means delivery of the Products to the Distributor’s nominated warehouse in the Territory.

“Distributorship” means this distributorship relationship between the Parties.

“Intellectual Property” includes all forms of intellectual property rights recognized under law, whether registered or unregistered, including copyrights, trademarks, patents, designs, trade secrets, and processes. This includes rights applied for but not yet granted.

“Invoice” means an invoice in the form as provided by Evofem.

“Law” means all applicable statutes, Acts, rules, regulations and by-laws current in the United States of America and the Territory together with all amendments and replacing laws.

“Material Breach” means any of the following:

(a)	any breach of a clause that is described as an essential term.
(b)	any breach of a clause that is capable of rectification and the Party in breach has failed to rectify within 30 days after being requested so to do by the other Party.

“Market Conformant” defined as Products that meet the product specifications provided by Evofem as well as the quality standards and legal requirements for sale within the U.S. and are fit for their intended purpose as defined by Good Manufacturing Practice (GMP) regulations promulgated by the U.S. Food and Drug Administration under the authority of the Federal Food, Drug and Cosmetic Act.

“New Products” means 1) all new products of whatever kind that Evofem introduces as part of its overall range of Products available for sale in the Territory and 2) all enhancements, upgrades, new versions and/or replacements of any of the Products and/or newly developed products of Evofem.

“New Territory” means all new territories, countries, and regions in Africa within which Evofem or Distributor desires to sell Evofem’s products , subject to regulatory approval to sell within that New Territory.

“Notice” means a written communication delivered via email, facsimile, or registered mail. Notices by email are deemed received upon the sender receiving an automated read receipt or reply; notices by facsimile are deemed received upon successful transmission confirmation; notices by registered mail are deemed received seven business days after posting.

“Order” means an Order placed by the Distributor to Evofem for any of the Products, which Order must be in the form specified by Evofem. The Order must include details of the Products’ description, the quantity ordered, the price per item in USD, the total price in USD, the requested time for Delivery and such other information as the Parties may reasonably require.

“Party/Parties” means the Parties to this Agreement and includes their lawful successors and assigns. Any reference to a Party will include, where applicable, any subsidiary controlled by a Party or by the same persons who control that Party.

“Person” includes anybody that is recognized at Law in the Territory whether it be a natural person, an entity or corporation.

“Products” includes all the products listed in Schedule B.

“Quarterly” means a period of 3 months.

“Recommended Retail Prices” means the prices set out in Schedule C which Evofem recommends to the Distributor as the selling price of the Products to Consumers.

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“Territory” is defined with specific geographical boundaries as detailed in Item 7 - The Territory of Schedule A, including all major regions and any specific exclusions.

“Term” means the period commencing as set out in Items 5 and 6 - The Term of Schedule A unless this Agreement is terminated by either Party during that period, in which case the Term will expire on the date of such termination. The Term also includes all extensions of the Term and all other periods such as the Parties may in writing agree.

“US $” and “USD” mean United States Dollar.

“Year” means each period of 12 months during the Term, the first Year commencing on the date hereof and expiring on the day before the anniversary of the date hereof.

2.	INTERPRETATION

2.1	Words importing any gender include all genders including the neuter gender.

2.2	Words importing the singular includes the plural and vice versa.

3.	APPOINTMENT AND TERM

3.1	Evofem appoints the Distributor, and the Distributor accepts its appointment as the exclusive distributor of the Products for the Term in the Territory on and subject to the rights and obligations of the Parties as set out in this Agreement and Schedule A.

3.2	During the Term, the Distributor will for so long as it is the Distributor in the Territory use its best efforts to market, sell, distribute and promote the Products in the Territory.

3.3	During the Term, each Party promises to act reasonably and in good faith towards the other and provide to the other on request all reasonable assistance in promoting the sale of the Products in the Territory. Evofem shall not be required to incur any costs in providing assistance to Distributor in promoting the sale of the Products in the Territory.

3.4	Subject to the prior written approval of Evofem, the Distributor may appoint sub-distributors, agents, licensees, franchisees and other representatives to market, sell and distribute the Products in the Territory or any part thereof. The Distributor is responsible for all acts and omissions of its sub-distributors, agents, licensees, franchisees and other representatives as if those acts or omissions were those of the Distributor with the intent that any such act or omission will be a breach of this Agreement by the Distributor.

3.5	During the Term the Distributor is not entitled to sell products that are competitive with or similar to the Products.

4.	NEW PRODUCTS & TERRITORIES

4.1	Evofem will promptly notify the Distributor of any New Products available to the Distributor.

4.2	All New Products which Evofem, at its sole discretion, decides to distribute, market, or sell in the Territory, must first be offered to the Distributor to market and sell in the Territory. If the Distributor does not agree to sell the New Products on the terms proposed by Evofem, then Evofem may make such other arrangements as it thinks fit for the marketing and sale of the New Products in the Territory. The Distributor will be deemed not to have agreed to sell the New Products if it fails to accept the terms proposed by Evofem within 30 days of those terms being offered to the Distributor.

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4.3	All New Territories in which either Evofem or Distributor distribute, market, or sell Products must first be offered to the Distributor to market and sell Evofem Products in or for Distributor to offer to Evofem to sell Evofem Products in such New Territories. If the Distributor does not agree to sell in the New Territory(ies) on the terms proposed by Evofem, Evofem may make such other arrangements as it thinks fit for the marketing and sale of Products within the New Territory and Distributor must continue to comply with Section 3.5 above. The Distributor will be deemed not to have agreed to sell within the New Territory if it fails to accept the terms proposed by Evofem within 30 days of those terms being offered to the Distributor. Notwithstanding, if Evofem receives a third-party proposal to commercialize Evofem Products in multiple geographies that includes any in which Distributor is not active or any New Territories in which Distributor has not accepted Evofem’s proposed terms, Evofem is free to enter into such agreement without prior notice to Distributor.

5.	INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION

5.1	Evofem is the exclusive owner of all of Evofem’s Intellectual Property, including Evofem’s Intellectual Property in the Products. The Distributor will not challenge or dispute Evofem’s ownership of Evofem’s Intellectual Property. The Distributor will not do anything or omit to do anything which could detrimentally affect the ownership of Evofem’s Intellectual Property.

5.2	The Distributor is granted an exclusive, non-transferable license to use Evofem’s trademarks and associated intellectual property solely for the purposes of marketing, selling, and distributing the Products within the Territory, except that Distributor shall be authorized to transfer such licenses to any Evofem approved sub-distributors, agents, licensees, franchisees, and other representatives, in order for them to market, sell, and distributor Products within the Territory. This license does not extend to any other use without prior written consent from Evofem.

5.3	Each Party, acting as the Receiving party agrees to (a) Maintain the confidentiality of the Disclosing Party’s Confidential Information and use the same degree of care to protect such Confidential Information as it uses to protect its own confidential information, but in no event less than reasonable care; (b) Use the Disclosing Party’s Confidential Information solely for the purpose of fulfilling its obligations under this Agreement; (c) Not disclose the Disclosing Party’s Confidential Information to any third party without the prior written consent of the Disclosing Party, except to the Receiving Party’s employees, agents, or subcontractors who need to know such information for the purposes of this Agreement and who are bound by confidentiality obligations at least as restrictive as those in this Agreement; and, (d) Promptly notify the Disclosing Party of any unauthorized use or disclosure of Confidential Information and cooperate with the Disclosing Party to mitigate the effects of any such unauthorized use or disclosure.

5.3.1	Return or Destruction of Confidential Information: Upon termination or expiration of this Agreement, or upon the Disclosing Party’s written request, the Receiving Party shall promptly return or destroy all copies of the Disclosing Party’s Confidential Information in its possession or control and certify in writing that it has done so, except that the Receiving Party may retain one copy of the Confidential Information in its legal files for compliance purposes only and provided that such copy of the Confidential Information remains subject to the terms, conditions and restrictions of this Section 5.3.

5.3.2	Survival: The obligations of confidentiality under this Section 5 shall survive the termination or expiration of this Agreement for a period of three (3) years, at which time the one retained copy specified in 5.3.1 will be destroyed and documentation of such destruction provided by the Receiving Party to the Providing Party.

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6.	EVOFEM’S OBLIGATIONS

6.1	Evofem will provide the Distributor with suitable promotional and marketing materials, in digital format and in English, in relation to the Products throughout the Term. If the Distributor chooses to use these materials, then by this subclause, it is licensed to do so and at no fee. There is no obligation on Evofem to modify or adapt any of the materials it provides to the Distributor. Distributor will be solely responsible for translation, printing, etc. of the promotional and marketing materials. Translation of the labeling must be conducted by a licensed translator, approved by the appropriate regulatory body in the Territory, and all translations must be provided to Evofem for review and approval prior to first use. If additional materials are required to be developed, such development will be at Distributor’s sole cost and expense. Any third-party materials developed will be subject to Evofem’s review and prior approval.

6.2	Evofem undertakes to promptly attend to the reasonable fulfilment of all Orders for the Products and their Delivery in accordance with the terms of this Agreement and subject to proper arrangements acceptable to Evofem being made for payment. The Distributor acknowledges that Evofem’s ability to fulfil orders is dependent on available stock of the Products Ordered as well as manufacturing schedules, availability of raw materials and other supply chain logistics, which are not under Evofem’s direct control.

6.3	Evofem undertakes to the Distributor to endeavor to maintain sufficient quantities of the stock of the Products so as to reasonably be able to meet the Distributor’s anticipated Orders having regard to forecasts provided to Evofem by the Distributor.

6.4	[***]

6.5	Evofem must provide all Patient Package Inserts and Instructions for Use required for use of the Products by Consumers in English. Distributor must provide translated Patient Package Inserts and Instructions for Use if required by any Regulatory Authority in accordance with Section 6.1 above.

7.	PRODUCT DEFECTS & GENERAL LIABILITY

7.1	Evofem warrants to the Distributor that:

(a) the Products and their packaging at the time of shipment will be fit and Market Conformant at that time; and

(b) if any Product and/or its packaging is damaged or not Market Conformant, and such damage or non-Market Conformance was not apparent upon delivery or reasonably discoverable in the initial fourteen (14) day inspection window as set out in Section 12.4 below, and was not caused as a result of shipping/transport, for which Distributor is responsible, and provided the Distributor has stored the Product in question in accordance with the USPI and as noted in Schedule D, and provided no “use by date” has expired and the Product is not within three (3) months of its “use by date” and the Distributor has not altered, tampered with, or adulterated the Product and/or its packaging, then:

(i) Evofem must either replace or pay the cost of replacing the defective Product as determined by Evofem at its sole discretion on a case-by-case basis and at its own cost, and bear the cost of the defective Product destruction within the Territory under oversight of Distributor, with certification of destruction as applicable; or

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(ii) where the defect is confined to the Product’s packaging, Evofem shall at its own expense:

(A)	repackage the affected Product. The Distributor shall undertake and coordinate in facilitating the return of affected Product for repackaging.

(B)	If the defect in the packaging is minor and assessed not to pose any risk to safety or efficacy, Evofem may issue a formal declaration confirming that the Product contained therein remains safe for use. In such case, Evofem shall commit to rectifying this defect in all subsequent batches of the Product that have not yet been produced. This declaration shall be provided to the Distributor in writing.

(c) in the event the U.S. Food and Drug Administration (FDA) or any regulatory authority in the Territory issues a recall or withdrawal of any Product, or if Evofem determines a recall is necessary or advisable, Evofem shall promptly notify Distributor in writing of such recall, specifying the reasons for the recall and the actions to be taken by both Parties.

(i) Distributor shall notify Evofem immediately upon becoming aware of any event, incident, or circumstance that could lead to a recall, market withdrawal, or safety alert regarding any Product.

(ii) Upon receipt of a recall notification from Evofem, Distributor shall immediately cease all distribution and sale of the recalled product and quarantine all existing inventory.

(iii) Distributor shall cooperate fully with Evofem in the recall process, including but not limited to the authorized destruction of recalled Products, providing all necessary information for Evofem to account for all distributed Products and assisting in notifying Consumers of the recall.

(iv) Evofem shall bear all actual, reasonable, and documented costs and expenses associated with the recall, including, but not limited to, the costs of notification, and destruction of recalled Product, unless the recall is due to the actions, inactions, negligence, willful misconduct, or breach of this Agreement by Distributor, or its Agents.

7.2	Evofem represents to the Distributor that all Patient Package Inserts and Instructions for Use and any promotional or marketing materials provided by Evofem with the Products will be provided in English, are up to date, and will be updated as appropriate. Furthermore, such materials do not contain any representations that are incorrect, untrue, deceptive, or misleading, or are likely to deceive or mislead the Distributor or any Consumer.

7.3	The Distributor must follow all directions and carry out all requests of Evofem in respect to the storage, packaging, and presentation of the Product. If the Distributor requests any particular packaging or presentation to meet the applicable laws of any country in the Territory, then the costs thereof must be borne by the Distributor and Distributor may only sell such Product in the country in the Territory for which it is labeled. Distributor shall consult with Evofem to ensure that Evofem’s manufacturer(s) can comply with any such requirements and Evofem may at its discretion require prepayment by the Distributor of this cost as a pre-condition to such packaging and/or presentation being carried out. If Evofem’s manufacturers cannot reasonably meet the requirements of any specific country, territory, or region in the Territory, then Distributor must make its own arrangements, at Distributor’s sole cost and expense, to ensure that the Products meet all such requirements prior to Distributor marketing or selling any Products in such country, territory or region.

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7.4	Neither Party will in the course of conducting its business engage in conduct which constitutes a breach of any Law or regulation and in the case of Distributor, Distributor will not conduct its business or engage in any conduct that constitutes a breach of any law of the Territory. This is an essential term.

7.5	If either Party negligently or intentionally does anything or omits to do anything which has the effect or consequence of rendering the other Party liable to any third party or Consumer under any Law of the U.S. and in the case of any negligent action or inaction by Distributor which has the effect or consequence of rendering Evofem liable to any third party or Consumer under any Law, then the Party whose act or failure to act has caused such liability fully indemnifies the other Party against all liabilities, losses, damages and other claims that it might thereby incur.

7.6	Except in the event of gross negligence, intentional misconduct or any breach of Section 5.3, neither Party shall have any liability for lost profits or revenue or any incidental, consequential, special, punitive, or exemplary damages howsoever arising, including but not limited to by breach of such Party’s negligence.

8.	DISTRIBUTOR’S OBLIGATIONS AND COVENANT NOT TO COMPETE

8.1	The Distributor will use its best efforts to promote, market, distribute and sell the Products within the Territory so as to maximize the sale of the Products within the Territory during the Term. The Distributor must not make or publish any disparaging remarks or comments about the Products or Evofem. This is an essential term.

8.2	The Distributor must not distribute the Products outside of the Territory or sell or supply the Products to any other Person or Party to sell or distribute outside the Territory without Evofem’s prior written consent. This is an essential term.

8.3	The Distributor is entitled to lawfully market the Products as it deems fit in the Territory and may enter into such lawful agreements as it deems desirable to market and/or promote the Product in the Territory.

8.4	The Distributor will maintain a database of all complaints, comments or claims made to it in respect to the Products from Consumers and will provide Evofem with these details on at least a monthly basis. Distributor must also comply with all reporting requirements of the Safety Data Exchange Agreement (SDEA) between Evofem and the Distributor. This is an essential term.

8.5	The Distributor will be responsible for its own storage of the Products and shall comply with Evofem’s recommendations for storage.

8.6	The Distributor may use Evofem’s Intellectual Property, including its trademarks, for the sole purpose of advertising and marketing of the Products and in its promotional material for the Products in accordance with the terms of this Agreement but for no other purposes. This is an essential term.

8.7	The Distributor will not intentionally deface, obscure, or remove from any of the Products Evofem’s trademarks or reservations of Intellectual Property. This is an essential term.

8.8	The Distributor is solely responsible for and must at its expense obtain all any necessary approvals, licenses, permits, authorizations, and certifications for the Products to enable it to market and sell the Products in the Territory including, if applicable, any certification or any other regulatory body’s requirements for the sale, distribution, marketing or use of the Products in the Territory or part thereof. Evofem will provide reasonable assistance and cooperation in respect of such approvals. If any specific attestations or certifications are required to be created as part of the regulatory process to enable Distributor to market and sell the Product in the Territory, Distributor shall provide such to Evofem in final form for Evofem’s review, signature, and stamp (if required). If Evofem is required by any regulatory body in the Territory to provide a Certificate of Pharmaceutical Product (CPP) for any Product, Distributor shall bear all costs related to obtaining, authenticating and/or attesting such CPP.

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8.9	Because Distributor will be required to obtain registrations of the Products in the Territory during the Term of this Agreement, the Parties will delineate responsibilities of each Party concerning the registration process, including any associated costs and timelines, in an addendum to this Agreement . This addendum must be agreed upon in writing and signed by both Parties before any registration activities commence. Any registrations obtained by Distributor shall be transferred to Evofem or any designee of Evofem upon the expiry or termination of this Agreement.

8.10	The Distributor has no authority to make any representation on behalf of Evofem or any representation relating to any of the Products not provided by Evofem. This is an essential term.

8.11	During the Term the Distributor must not directly or indirectly sell, market, or distribute products that are similar to or competitive with the Products. It will be a breach of this clause for any director or shareholder of the Distributor to have an interest directly or indirectly in any company or business that sells, markets, or distributes the same or similar products to the Products or any competing products (any product that is approved to treat bacterial vaginosis or trichomoniasis). This is an essential term.

8.12	The Distributor acknowledges and agrees that at the end of the Term the Distributor will hold the goodwill of its business of selling the Products exclusively on trust for Evofem and for any new distributor nominated by Evofem to distribute the Products in the Territory.

8.13	Performance Obligations

8.13.1	Ensuring timely payments for all Products purchased in accordance with the payment terms set forth in this Agreement. This is an essential term.

8.13.2	Providing quarterly and cumulative yearly performance reports to Evofem, detailing sales figures, market conditions, promotional activities, and forecasts. This is an essential term.

9.	SUB DISTRIBUTORS

9.1	The Distributor may appoint sub-distributors, licensees and franchisees for the marketing, sale, distribution and/or maintenance of the Products in the Territory. The Distributor must obtain Evofem’s prior written consent before appointing any sub-distributors, licensees or franchisees and all sub-distributors, licenses and franchisees must agree to comply with the terms of this Agreement. The Distributor remains liable for all acts and omissions of its sub-distributors, franchisees, and licensees as if they were the Distributor’s own acts or omissions.

9.3	The Distributor must ensure that any Person or Party it appoints as a sub-distributor, licensee, or franchisee is a Person or Party of good repute and character with suitable experience and training capabilities to act as a sub-distributor, licensee, or franchisee of the Products within the Territory.

9.4	The Distributor will be exclusively responsible for all of the acts or omissions of its sub-distributor (s), the franchisee(s) and sub-licensee (s) in respect of the Products and indemnifies and keeps indemnified Evofem against all liabilities and/or losses sustained as a consequence of any negligent, improper or unlawful conduct and/or omission by any sub-distributor(s), licensee(s) or franchisee(s).

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9.5	No agreement between the Distributor and any sub-distributor, licensee, or franchisee shall be for any period exceeding the Term.

9.6	No agreement between the Distributor and any sub-distributor, licensee, or franchisee will be binding on Evofem or directly or indirectly impose any obligation on Evofem.

9.7	The Distributor must promptly on request provide Evofem with a copy of every sub-distribution, license, or franchise agreement it enters into. None of the terms of such agreements shall be inconsistent with this Agreement.

10.	INSURANCE

10.1	The Distributor is required to maintain product liability insurance with coverage that is appropriate and sufficient to cover all potential liabilities related to the Products but not in amount of less than U.S. $1,000,000 per occurrence and U.S. $3,000,000 in the aggregate including coverage for bodily injury (including wrongful death), product liability, product recall and completed operations, for the entire duration of the Term and for three (3) years following its conclusion. This insurance must be maintained with a reputable insurer and must meet minimum coverage requirements.

10.2	The Distributor shall provide Evofem with current certificates of insurance as proof of such coverage:

10.2.1	Prior to the commencement of the Term

10.2.2	Annually thereafter, no later than 30 days following the expiration of the previous coverage period.

10.2.3	Upon Evofem’s request at any time, to which response must be provided within 14 days of the request.

10.3	Distributor warrants to Evofem that it will not do or omit to do any act or thing that could cause any insurance coverage to be jeopardized in any way.

10.4	Distributor will name Evofem as an additional insured under the policies specified in Section 10.1 above and each policy shall provide at least thirty (30) days written notice to Evofem prior to cancellation.

11.	[***]

12.	DELIVERY OF PRODUCTS

12.1	Evofem must Deliver the Products so Ordered by the Distributor to the Distributor on INCOTERMS as stipulated in Schedule A.

12.2	The Distributor covenants that it will bear all the costs and charges arising out of the shipping of the Products from Evofem’s warehouse as well as the costs and charges of any Customs Clearance, duties, tariffs and taxes and transportation of the Products to the final warehouse, subject to INCOTERMS as stipulated in Schedule A. Title to the Products and risk of loss shall pass to Distributor upon the Products being tendered to the carrier at the shipper’s dock.

12.3	Where the Products may be hazardous, flammable, or fragile, Evofem must ensure they are packaged and labelled in accordance with all regulations relating to hazardous air/sea/overland transportation Laws for the shipment and/or transportation of such Products from Evofem to the place of delivery.

12.4	Upon Delivery of the Products, the Distributor must promptly visually inspect the Products and within 14 days of such receipt give Evofem Notice of any Products that are apparent from such inspection to be not of Market Conformant Quality (and not resulting from any damage incurred during shipping) and the Distributor will arrange for such Products to be returned to Evofem at Evofem’s expense. If no Notice is given in that time-frame, the Products will be deemed to be Market Conformant and fit for purpose except in respect to any latent defects not reasonably apparent on inspection.

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12.5	Where a visual inspection of the Products will not disclose any relevant defect then the Distributor must promptly notify Evofem of such defect when it becomes aware of its existence and such defect will be addressed in accordance with Section 7.1 above.

13.	TERMINATION

13.1	This Agreement may be terminated by either Party if the other Party commits a Material Breach. The procedure for termination is set out in this Clause.

13.2	On termination (except in the event of a termination by Evofem due to a breach by Distributor) Evofem must either:

(a) Deliver sufficient quantities of Products Ordered by the Distributor so as to allow the Distributor to satisfy all of its outstanding contractual obligations to its Consumers, or

(b) at its sole discretion take over responsibility for meeting all those outstanding orders, in which event Evofem shall bear all responsibility for those Consumers in respect to those outstanding Orders.

13.3	It will be a breach of an essential term by the Distributor, and Evofem will be entitled to terminate this Distributorship by giving 30 days’ prior Notice to that effect to the Distributor, if:

(a) The Distributor fails to pay any amount owing to Evofem when due;

(b) The Distributor becomes insolvent;

(c) The Distributor commits any breach of this Agreement and fails to remedy that breach within 30 days of the date of a written request from Evofem to do so;

(d) The Distributor breaches any terms of this Agreement that is expressed to be an essential term; and

(e) The Distributor ceases to carry on business.

13.4	It will be a breach of an essential term by Evofem, and the Distributor will be entitled to terminate this Distributorship by giving 30 days’ prior Notice to that effect to Evofem, if:

(a) Evofem fails to Deliver any of the Products to the Distributor within 30 days of the delivery date specified in the Order for Delivery which has been accepted by Evofem in writing and the Distributor has requested in writing such Delivery and that Delivery has not been made within those 30 days, barring any delays that may related to or arise from any required changes to packaging / label;

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(b) Evofem fails to make any payment due by it to the Distributor within 30 days of being requested by the Distributor in writing to make such payment as required including, but not be limited to, the terms as described in 7.1.b.i, 7.1.c.iv;

(c) Evofem commits any breach of this Agreement and fails to remedy that breach within 30 days of being requested by the Distributor to remedy that breach;

(d) Evofem ceases to carry on business;

(e) Evofem ceases to supply any of the Products;

(f) There is a substantial governmental mandated product recall of any of the Products in the Territory;

(g) It becomes unlawful to sell the Products or any part of them in the Territory;

(h) Evofem breaches any term of this Agreement that is expressed to be an essential term.

13.5	Notwithstanding anything elsewhere contained in this Agreement and without giving any Notice under this clause, either Party may terminate this Distributorship immediately by giving Notice to the other Party if the recipient Party of such Notice has breached any law then applying to this Agreement or does any act or omits to do any act that could cause the terminating Party to be in breach of any law applicable to this Agreement or wrongfully and knowingly uses or discloses the terminating Party’s Confidential Information to any third party.

13.6	Upon termination, each of the Parties must promptly return to each other all Confidential Information and Intellectual Property belonging to the other Party within thirty (30) days of such termination date and with certification of destruction as applicable. Where such Confidential Information is incapable of being returned in tangible form then each Party warrants to the other that it will destroy all electronic records of such Confidential Information within thirty (30) days and with certification of destruction as applicable. In addition, the Distributor will return to Evofem or, if required by Evofem, destroy any point-of-sale displays and other marketing materials provided to the Distributor by Evofem, if any within thirty (30) days and with certification of destruction as applicable.

13.7	Notwithstanding termination of the Distributorship, this Agreement will continue to be binding on the Parties and fully enforceable in respect to the rights and obligations of each Party relating to:

(a) the payment of any sum;

(b) any continuing obligations to any Consumers;

(c) Product warranty to Consumers;

(d) Confidential Information;

(e) return of property and transfer of trademarks and Intellectual Property;

(f) obligations in this Clause and otherwise in this Agreement that are expressly intended to apply after termination.

13.8	On termination of the Agreement:

(a) The Distributor will promptly notify Evofem of all stock of the Products which it has, and which are not required by it to fulfil outstanding contractual obligations to Consumers;

(b) Within 14 days thereafter, Evofem may elect (but is not obliged) to buy back all commercial inventory of the Products held by the Distributor which the Distributor is not contractually obliged to sell to its Consumers. The price Evofem will pay for the buyback of commercial inventory will be the price paid by the Distributor for the commercial inventory plus 10% less all set offs (if any) of amounts owing by the Distributor to Evofem. Nothing in this paragraph obliges Evofem to buy back commercial inventory that is unfit for sale or that has been damaged. Damage includes damage to packaging.

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(c) The Distributor must, subject to this Agreement, meet all its outstanding contractual obligations in any respect of its Consumers.

(d) If within 14 days of termination Evofem has not purchased all the stock of the Products held by the Distributor, then notwithstanding anything else where contained the Distributor will be entitled to sell all its remaining commercial inventory of the Products in the Territory.

(e) In the event of Evofem buying back the commercial inventory of the Products from the Distributor, Evofem will pay (less any set offs) the Distributor for all such stock bought back and take delivery thereof at the date and time of payment. Delivery will be at the place where the stock is stored by the Distributor.

14. RELATIONSHIP

14.1	The Parties acknowledge that they are not in partnership, there is no joint venture between them or franchise arrangement, and that the only relationship between them is that of seller in the case of Evofem and buyer in the case of the Distributor in respect of the Products on the terms in this Distribution Agreement. Neither Party shall claim or hold itself out as having any other relationship, authority, right or entitlement to represent or act as agent of the other or to have any interest or shareholding in the other.

14.2	The Distributor sells the Products to Consumers as principal, not as agent for Evofem.

14.3	It is expressly agreed that nothing in this Agreement gives rise to any fiduciary relationships between Evofem and the Distributor and no Party owes any fiduciary duty to the other in respect of its conduct.

14.4	It is expressly acknowledged that nothing in this Agreement confers upon Evofem the right to direct the Distributor to conduct its business in any particular way. The Distributor acknowledges that it has not paid any premium or other sum as consideration for entering into this Agreement nor has it been required as a precondition to entering into this Agreement to purchase any Product or pay for any training or other services.

15.	DISPUTE RESOLUTION AND JURISDICTION

15.1	It is agreed by the Parties that this Agreement will be construed in accordance with the Law of the United States and each Party covenants that it submits to the sole and exclusive jurisdiction of the Courts, both state and federal, of Delaware, USA for the resolution of any dispute under the Agreement.

15.2	The Parties will comply with the following dispute resolution procedure:

(a) where a dispute arises between the Parties, the complainant Party will set out in writing and in English what it regards the dispute to be, telling the respondent Party:

(i) the nature of the dispute; and

(ii) what outcome the complainant wants;

(iii) what action the complainant Party requires in order to settle the dispute.

(b) both Parties will make every effort to resolve the dispute informally through negotiation and will in so doing act in good faith.

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(c)	for mediation under this Agreement:

(i) if the Parties cannot agree under sub clause (b) within seven (7) days, either Party may refer the matter to a mediator; and

(ii) if the Parties cannot agree about who should be the mediator, either Party may ask the American Arbitration Association to act as the mediator and that mediator will act as mediator of the dispute;

(d)	the mediator may decide the time and place for mediation;

(e)	the Parties or their legal representative(s) must attend the mediation either in person or via virtual communications platform and try in good faith to resolve the dispute through mediation;

(f)	the Parties are equally liable for the costs of mediation and the costs of the mediator under this part unless they agree otherwise. The Parties must pay their own costs for attending at or being represented at the mediation;

(g)	nothing in this clause affects the right of a Party to take legal proceedings under this Agreement, if mediation fails to resolve the dispute;

(h)	nothing contained in the dispute resolution procedures above will deny from or delay any Party seeking immediate injunctive relief from an appropriate Court where in the reasonable opinion of the Party the failure to obtain such relief would cause irreparable damage to the Party concerned;

(i)	these dispute resolution procedures will not apply to events giving rise to a right of termination of this Agreement where there is no legitimate dispute as to the occurrence of that event.

16.	NOTICES

16.1	Each Party choose the address set out in the preamble of this Agreement, at which address all notices and pleadings in connection with this Agreement, or any other action arising therefrom, must effectively be served.

16.2	Any notice that is given to one Party by the other, which:

16.2.1	is personally delivered to the Party’s address will be construed to be received on the date of delivery, unless the contrary is proven.

16.2.2	is sent by prepaid registered post, to a Party’s address will be construed to be received after seven (7) days after the posting of such, unless the contrary is proven.

16.2.3	is sent via electronic mail to the email address listed as the Managing Director in Schedule A, with affirmative acknowledgement of receipt.

16.3	Each Party is entitled by means of written notice to the other Party to change its address

17.	General

17.1	The Parties agree to perform all actions that may be necessary for the proper execution of all the terms of this Agreement.

17.2	Each Party warrants to the other Party that it has power, authority and legal right to sign and perform this Agreement and that this Agreement has been duly authorized by all necessary actions of its directors and constitutes valid and binding obligations on it, in accordance with the terms of this Agreement.

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17.3	This Agreement constitutes the full agreement between the Parties and no guarantees, warranties or any other stipulations and terms of whatever nature which are not contained in this Agreement, will be binding on the Parties.

17.4	No amendments, alterations of or additions to the provisions and terms of this Agreement or any mutual cancellation thereof, will be of any cause or effect, unless reduced to writing and signed by both Parties.

17.5	No indulgence offered by any Party to the other Party will be construed as a waiver of the waiving Party’s rights and the latter Party will not be entitled to enforce any such indulgences whether such indulgences occurred in the past or may occur in the future.

18.	FORCE MAJEURE

Except for obligations to make payment, non-performance by any Party will be excused to the extent that performance is rendered impossible or impractical by acts of God, lighting strike, earthquakes, floods, storms, explosions, fires and any natural disaster, acts of war, acts of public enemies, terrorism, riots, civil commotion, malicious damage, sabotage and revolution or governmental acts or orders or restrictions.

19.	SEVERABILITY

If any clause of this Agreement is invalid under any applicable such Law, the clause will be limited, narrowed, construed, or altered as necessary to render it valid, but only to the extent necessary to achieve such validity. If necessary, the invalid clause will be deleted from the Agreement and the remaining clauses will remain in full force and effect.

20.	COUNTERPARTS

This Agreement may be executed in counterparts, each of which will be deemed to be an original and all of which together will constitute one instrument and Agreement.

21.	NO THIRD-PARTY BENEFICIARIES

This Agreement is entered into for the benefit of the Parties and may not be deemed to grant any rights or interests to any third party.

22.	LEGAL ADVICE

Each Party acknowledges and represents to each other that it has had the opportunity to seek and obtain separate and independent legal advice before entering into this Agreement. If either Party has entered this Agreement without first taking legal advice, it has done so at its sole and absolute discretion, and it will not be entitled to rely upon the absence of legal advice as a defense to any breach of any of the clauses of this Agreement.

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23.	GOOD STANDING AND OFAC COMPLIANCE

Each Party represents and warrants that it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation of formation, and each Party agrees to maintain its good standing status throughout the term of this Agreement.

23.1	Each Party represents and warrants that neither it nor any of its directors, officers, employees or agents:

23.1.1	is currently subject to any sanctions administered or enforced ty the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC) or any other applicable sanctions authority.

23.1.2	is located, organized, or resident in a country or territory that is subject of comprehensive sanctions administered by OFAC.

23.1.3	is identified on the Specially Designated Nationals and Blocked Persons List (SDN List) maintained by OFAC, or any other similar list maintained by any other applicable sanctions authority.

23.1.4	has knowingly engaged in any transactions or dealings with, or for the benefit of, any persons or entities identified on the SDN List, or any other similar list maintained by any other applicable sanctions authority.

23.1.5	Each Party agrees to promptly notify the other Party in writing if it becomes subject to any sanctions or if it is otherwise in breach of any of the representations and warranties set forth in this clause. Upon receiving such notice or otherwise becoming aware of such circumstances, the other Party shall have the right to terminate this Agreement immediately upon written notice.

24.	COMPLIANCE WITH LAW

Both Parties agree to comply with all applicable federal, state, and local laws, regulations, and ordinances in the performance of their obligations under this Agreement.

24.1	Import and Export Laws: Each Party shall be responsible for complying with all applicable import and export laws and regulations, including obtaining all necessary licenses and permits. Evofem shall provide all necessary documentation to assist the Distributor in this regard.

24.2	Anti-Bribery and Anti-Corruption: Both Parties shall comply with all applicable anti-bribery and anti-corruption laws, including but not limited to the U.S. Foreign Corrupt Practices Act (FCPA) and the UK Bribery Act. Neither Party shall offer, give, or receive any bribes, including in relation to government officials or employees of private companies, to secure an improper advantage.

24.3	Data Protection and Privacy: Both Parties shall comply with all applicable data protection and privacy laws, including but not limited to the General Data Protection Regulation (GDPR) in the European Union and the California Consumer Privacy Act (CCPA) in the United States. Each Party shall ensure that personal data is processed lawfully, fairly, and transparently.

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24.4	Environmental Compliance: Both Parties shall comply with all applicable environmental laws and regulations. The Distributor shall ensure that the disposal of any waste or hazardous materials complies with all applicable environmental laws and regulations.

24.5	Labor and Employment Laws: Both Parties shall comply with all applicable labor and employment laws, including but not limited to those relating to wages, working hours, equal opportunity, and workplace safety. Neither Party shall employ child labor or forced labor.

24.6	Reporting Requirements: Each Party agrees to promptly notify the other Party of any actual or suspected breach of this Section 24. Upon request, each Party shall provide the other Party with reasonable documentation to demonstrate compliance with this Section 24.

24.7	Remedies for Non-Compliance: In the event of any breach of this Section 24, the non-breaching Party may terminate this Agreement immediately upon written Notice to the breaching Party, and the breaching Party shall indemnify the non-breaching Party for any losses, damages, or expenses incurred as a result of such breach.

25.	INDEMNIFICATION BY DISTRIBUTOR

Distributor agrees to defend, indemnify and hold harmless Evofem and its officers, directors, employees, agents, representatives, successors and assigns from and against any and all claims, damages, liabilities, losses, judgments, penalties, costs and expenses (including without limitation attorneys’ fees) directly arising out of or directly resulting from (i) any negligent or intentional acts or omissions of distributor or any of its directors, officers, employees, subcontractors, representatives, distributors, stockholders, partners, licensees, franchisees or agents, (ii) Distributor’s performance pursuant to this Agreement, including in the sales and referrals of the Products, (iii) any incorrect or misleading information provided by Distributor in respect to the Products, (iv) any alteration of the Products by distributor, or (v) violation of applicable law by, Distributor or any of its directors, officers, employees, subcontractors, representatives, distributors, stockholders, partners, licensees, franchisees or agents, whether or not constituting a breach of any of the provisions of this Agreement.

26.	INDEMINIFICATION BY EVOFEM

Evofem will defend, indemnify and hold harmless the Distributor and its officers, directors, employees, agents, representatives, successors and assigns from and against any and all damage, liability, loss, judgment, penalty, cost and expense (including without limitation attorneys’ fees) to the extent arising directly out of or resulting directly from an action or proceeding brought by a third party alleging that Evofem’s trademarks and/or any Products sold to Distributor infringe its U.S. patent, trademark or copyright. If the use or sale of any Products furnished under this Agreement is enjoined as a result of such an action or proceeding, Evofem, at its sole cost and expense, shall either obtain on behalf of the Distributor the right to continue to use or sell such Products, substitute an equivalent Product reasonably acceptable to Distributor in its place, or reimburse Distributor the purchase price of the Products. Evofem will further defend, indemnify, and hold harmless the Distributor and its officers, directors, employees, agents, representatives, successors and assigns from and against any and all damage, liability, loss, judgment, penalty, cost and expense (including without limitation attorneys’ fees) to the extent arising directly out of or resulting directly from, (i) any incorrect or misleading information provided by Evofem in respect to the use of the Products, (iii) faulty or defective Products manufactured by or for Evofem, or (iv) any negligent or intentional acts or omissions of Evofem or any of its directors, officers, employees, subcontractors, representatives, distributors, stockholders, partners or agents, whether or not constituting a breach of any of the provisions of this Agreement.

Notwithstanding anything herein to the contrary, when the Products reach the Distributor’s warehouse, Distributor acknowledges that it is obliged to follow the U.S. Food and Drug Administration (“FDA”) standards with respect to proper storage and subsequent transportation of the Products and that Distributor is responsible for, and Evofem’s indemnification obligations shall not apply to, any damages to the Products to the extent arising from Distributor’s improper storage and/or transportation thereof.

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27.	Limitation of Liability

27.1	No Consequential Damages: Except as otherwise expressly provided in this Agreement, neither Party shall be liable to the other for any indirect, incidental, special, punitive, or consequential damages, including but not limited to loss of profits, revenue, business opportunities, or reputation, arising out of or in connection with this Agreement, regardless of whether such damages were foreseeable or whether the Party has been advised of the possibility of such damages.

27.2	Direct Damages: Each Party’s liability to the other for any claims arising out of or in connection with this Agreement shall be limited to direct damages only and shall not exceed the greater of (i) the total amount paid by the Distributor to Evofem under this Agreement during the twelve (12) months preceding the date on which the claim arose, or (ii) five hundred thousand U.S. dollars ($500,000).

27.3	Exceptions to Limitations: The limitations of liability set forth in this Section 27 shall not apply to (i) damages arising from the gross negligence or willful misconduct of a Party; (ii) damages arising from a Party’s breach of its confidentiality obligations; (iii) damages arising from a Party’s indemnification obligations under this Agreement; or (iv) any liability which cannot be excluded or limited by applicable law. The maximum liability for any claims arising pursuant to Sections 27.3(i) – (iii) shall in no event exceed such Party’s insurance limits for such claims, in amounts at least as mandated by this agreement.

27.4	Survival: The provisions of this Section 27 shall survive the termination or expiration of this Agreement.

Signed on this the 24 day of April, 2026.

Executed by: Clovis Davis Pharmaceuticals, LLC

/s/ Jeff Reichman
Authorized Representative Name: Jeff Reichman Position: Chief Operating Officer

Executed by: EVOFEM BIOSCIENCES, INC.

/s/ Saundra Pelletier
Authorized Representative Name: Saundra Pelletier Position: Chief Executive Officer